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                                                                 Exhibit 99(c)


                             Media contact:  Matt Lewis, CheckFree Corporation
                             (770) 734-3404
                             matt_lewis@atl.checkfree.com

          CHECKFREE ANNOUNCES COMPLETION OF WELLS FARGO IMPLEMENTATION

             Total subscribers climb to 1.8 million at July 7, 1997

Atlanta (July 14, 1997) -- CheckFree Corporation (NASDAQ:CKFR) today said it has completed its conversion of Wells Fargo's bill payment services to CheckFree. CheckFree and Wells Fargo entered into a five-year processing agreement on October 3, 1996 and the two companies began the development process at that time. The implementation was completed over the July 4th holiday weekend and CheckFree is now processing all bill payment transactions for Wells Fargo customers. "It's great to have a leading financial institution like Wells Fargo fully up and running," said Pete Kight, Chairman and CEO of CheckFree Corporation.

CheckFree now provides home banking and or bill payment transaction processing services for 1.8 million subscribers as of July 7, 1997. "Financial institutions are the trusted agent in the delivery of financial services and we will continue to work to enable them to offer the highest quality home banking, bill payment and presentment services to their customers."

In an additional statement made today, CheckFree announced that it signed a three-year processing agreement with Wachovia Corporation to provide remittance processing for the bank's home bill payment customers.

CheckFree will report financial results for the quarter-ended June 30, 1997 on August 13 at the close of the market.

Founded in 1981, CheckFree Corporation (www.checkfree.com), is the leading provider of electronic commerce services, software and related products for 1.8 million consumers, 1,000 businesses and 850 financial institutions. CheckFree designs, develops and markets services that enable its customers to make electronic payments and collections, automate paper-based recurring financial transactions and conduct secure transactions on the Internet.

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